AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AND RESTRICTIVE COVENANT AGREEMENT
THIS AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AND RESTRICTIVE COVENANT AGREEMENT (this “Amendment”) is made and entered into as of July 1, 2026, by and among AlTi Global, Inc. (f/k/a Alvarium Tiedemann Holdings, Inc.) (“Holdings”), Tiedemann Advisors, LLC (“TA” and together with Holdings, the “Company”), and Kevin Moran (“Executive”).
WITNESSETH:
WHEREAS, the parties entered into that certain Executive Employment and Restrictive Covenant agreement, dated as of January 3, 2023 (the “Agreement”);
WHEREAS, the Company has appointed Executive to serve as President and Chief Operating Officer, and the parties desire to update the Agreement to reflect Executive’s new title and revised compensation; and
WHEREAS, the parties desire to amend the Agreement on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
1.Amendment to Section 1 (Services and Duties). The first sentence of Section 1 of the Agreement is hereby amended and restated to read as follows:

“From and after the effective date of this Amendment, Executive shall serve Holdings in the capacity of President and Chief Operating Officer.”

2.Amendment to Section 3(a) (Base Compensation). Section 3(a) of the Agreement is hereby amended by replacing the reference to “$375,000 per annum” with “$600,000 per annum.” All other terms of Section 3(a) remain unchanged.

3.Amendment to Section 15 (Definitions). Section 15 of the Agreement is hereby amended to add the following definitions:

a.“Strategic Transaction” means a merger, consolidation, tender offer, exchange offer or other transaction that results in a change in control of the Company or the acquisition by a purchaser of a material portion of the equity, assets, properties and/or businesses of the Company or other transaction that results in the stock of the Company no longer being listed on a stock exchange or registered under the Securities Exchange Act of 1934, as amended.
b.“Strategic Transaction Closing” means the closing date of the Strategic Transaction.

4.Amendment to Section 3(b) (Bonus). Section 3(b) of the Agreement is hereby amended to add the following at the end:
“Notwithstanding the foregoing, Executive’s target Bonus for the 2026 fiscal year is $1,600,000 (the “2026 Target Bonus”). If Executive remains employed through December 31, 2026, Executive will receive the full 2026 Target Bonus. If Executive’s employment terminates on or after November 30, 2026, and before December 31, 2026, other than a termination by the Company for Cause, Executive will receive a pro-rata portion of the 2026 Target Bonus based on days employed during 2026. The 2026 Target Bonus will be paid when bonuses are generally paid and in no event later than March 15, 2027.”

5.Addition of New Section 3(e) (Treatment of Outstanding Equity Awards). Section 3 of the Agreement is hereby amended to add the following new Section 3(e):
“(e) Outstanding Equity Awards. For the purposes of this Section 3(e), the “Service Condition” means Executive remains continuously employed through December 1, 2026; provided that the Service Condition will be deemed satisfied if, before that date, Executive’s employment is terminated by the Company without Cause or terminates due to Executive’s death or Disability. Notwithstanding Section 6(d) or the terms of any applicable award agreement, Executive’s outstanding equity awards will be treated as follows upon a termination of Executive’s employment:
(i)2027 LTIP Tranche. The 89,214.05 restricted stock units scheduled to vest in the first quarter of 2027 will be forfeited for no consideration unless the Service Condition is satisfied. If the Service Condition is satisfied, the restricted stock units will continue to vest on their existing schedule to the same extent as if Executive remained employed with the Company through the respective vesting schedule dates and will not be forfeited.
(ii)RSUs. The remaining 115,369.34 unvested restricted stock units will be forfeited for no consideration as of the Termination Date; and
(iii)PSUs. The 284,662 unvested performance stock units will be forfeited for no consideration as of the Termination Date.
(iv)Retention Grant. Executive’s outstanding award of 692,612 restricted stock units (the “Retention Grant”) will be forfeited in its entirety for no consideration, and no portion will vest, unless both of the following conditions are satisfied: (A) the Service Condition; and (B) a definitive agreement providing for a Strategic Transaction is executed on or before December 31, 2026. If both of the conditions in the preceding sentence are satisfied, the Retention Grant will vest in accordance with the terms of the applicable award agreement, including its acceleration in full upon a Change in Control (as defined therein). The Retention Grant will not be forfeited solely by reason of a termination of Executive’s employment occurring before the Strategic Transaction Closing; provided that nothing in this sentence waives the conditions in clauses (A) and (B). This Section 3(e)(iv) supersedes and replaces only the provisions of the award agreement governing the conditions to earning the Retention Grant and its forfeiture upon a termination of Executive’s employment, and in the event of any conflict between this Section 3(e)(iv) and the award agreement on those matters, this Section 3(e)(iv) controls. For the avoidance of doubt, all other terms of the award agreement remain in full force and effect.
(v)Governing Terms. This Section 3(e) governs the treatment of the awards described above. Except as provided in Section 3(e)(iv) with respect to the Retention Grant, in the event of a conflict between this Section 3(e) and any applicable award agreement, this Agreement controls.

6.Amendment to Exhibit A (Notice Period). Section 3 (Notice Period) of Exhibit A to the Agreement is hereby amended by replacing the reference to “one hundred eight (180) days” with “thirty (30) days.” All other provisions of Section 3 of Exhibit A remain unchanged.

7.Agreement in Full Force and Effect. Except as expressly amended hereby, all terms and conditions of the Agreement remain in full force and effect. In the event of any conflict between this Amendment and the Agreement, this Amendment controls.

8.Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The delivery of an electronic copy of an executed counterpart of this Amendment shall be deemed to be valid execution and delivery thereof.

[Signature page follows]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Amendment as of the year and date first above written.

ALTI GLOBAL, INC.

By:	/s/ Nancy Curtin
Name:	Nancy Curtin
Title:	Interim CEO

TIEDEMANN ADVISORS, LLC

By:	/s/ Colin Peters
Name:	Colin Peters
Title:	Chief Human Resources Officer

/s/ Kevin Moran
KEVIN MORAN